Exhibit 99.1

General Moly, Inc. – NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES CLOSURE OF $4 MILLION TRANCHE 1 EQUITY INVESTMENT WITH AMER INTERNATIONAL

LAKEWOOD, COLORADO — November 30, 2015, General Moly, Inc. (the “Company” or “General Moly”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration, and mining company announced it has closed its sale of the first tranche of equity to AMER International Group (“AMER”), for $4 million.  The transaction included the issuance of 13,333,333 shares of General Moly common stock at $0.30 per share, representing a 10.5% fully diluted interest (12% of outstanding interest).

The closure of this first equity tranche is part of a broader financing commitment originally announced April 17, 2015, as amended in our announcement earlier this month on November 3, 2015, whereby AMER has committed to provide a total of $720 million in financing to General Moly, including a $700 million Chinese bank loan AMER will source and guarantee when there is a demonstrated return from the unsustainably low price of molybdenum. With the closure of tranche 1, AMER will also nominate one director to General Moly’s board of directors.  In addition, AMER is obligated to purchase 3 million additional shares in a private placement, priced at $0.50 for $6 million, at tranche 2 of the amended Investment Agreement.  Closing of tranche 2 is contingent on the Nevada State Engineer restoring permits for the Mt. Hope Project’s water rights and for the price of molybdenum to average in excess of $8/lb. for a 30 consecutive calendar day period.

Upon a final adjudication of the to be re-issued Mt. Hope Project’s water rights permits through courts or settlement, if further protests and appeals result from the issuance of the water permits, and at such time that the price of molybdenum is in excess of $12/lb. for a 30 consecutive calendar day period, AMER is obligated to purchase the final tranche 3 equity investment of 6.8 million shares in a private placement, priced at $0.68 for $10 million. AMER will nominate an additional director to General Moly’s board with the closing of each of tranche 3 and following bank loan drawdown, if AMER’s ownership percentage is at least 30%.  Tranche 2 and tranche 3 may be subject to General Moly stockholder approval.

Bruce D. Hansen, General Moly’s Chief Executive Officer said, “We are extremely pleased to have this first leg of a long term strategic partnership completed which demonstrates AMER’s long term vision of value creation at General Moly as the molybdenum price ultimately recovers to allow for the full financing and development of Mt. Hope.  In the interim we will be working with AMER to evaluate and potentially execute upon mutually beneficial acquisition opportunities.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits.

Combined with the Company’s second project, the Liberty Project, a molybdenum and copper property also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world.  For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investor Relations & Media                                                                      (303) 928-8591

Website: http://www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain and maintain required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including the appeal of the Record of Decision and potential future appeals of to be re-issued water permits and estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.